EXHIBIT 99.2

Health Insurance Innovations, Inc. Announces Appointment of Patrick McNamee as Chief Executive Officer and Director

TAMPA, Fla., Nov. 9, 2015 (GLOBE NEWSWIRE) -- Health Insurance Innovations, Inc. (HII) (Nasdaq:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans today announced that Patrick McNamee has been named Chief Executive Officer and a member of the Board of Directors of Health Insurance Innovations Inc., effective immediately.

Mike Kosloske in his capacity as Founder, Executive Chairman of the Board and Chief of Product Innovation Executive shall consult with the Chief Executive Officer of the Company (CEO) on matters related to the strategy and vision for the company, development and implementation of its existing product portfolio and new products, carrier relations and the growth and management of the AgileHealthInsurance business and the HealthPocket business.  "We are pleased to execute our transition plan, "said Mr. Kosloske. " Pat is a strong, hands-on leader.  Since he joined the company in June, Pat has demonstrated that he is a great fit for our organization, bringing more than 25 years of executive leadership and operations experience to HII.   Meanwhile, these changes allow me to focus on those areas of the business where I can make the most contribution."

Mr. McNamee's career demonstrates a record of remarkable success leveraging information technology, process improvement, M&A integration and general management leadership to drive both significant revenue growth and operating cost efficiency. Mr. McNamee began his career at the General Electric Corporation, attaining increasing levels of achievement and responsibility over a 14-year period.  His first role at GE was in product management at GE Medical in development of radiology information systems, after which he was promoted successively to Chief Information Officer GE Power Plants, Chief Information Officer and General Manager of e-Business for GE Transportation, Chief Information Officer and Chief Quality Officer for NBC, and lastly as President and CEO of GE Surgery, a division of GE Medical Systems.

Mr. McNamee then took on the role of President and CEO of Physician Systems at Misys Healthcare Systems.  Most recently Mr. McNamee served as EVP & Chief Operating Officer of Express Scripts Holding Company, where he helped grow the company from $10 billion to more than $100 billion in revenues over a nine- year tenure. Mr. McNamee joined HII in June 2015 as President.

Mr. McNamee earned a master's degree and a bachelor's degree in Biomedical Engineering from Marquette University

Mr. McNamee serves on the Board of Directors of HD Supply Holdings, Inc. as well as Corizon Health. He also serves as an Executive Advisor for the private equity firm, Beecken Petty O'Keefe & Company.

"It is a tremendous privilege to lead a team that has proven to be so successful in meeting the insurance needs of consumers", said Mr. McNamee. "With Mike (Kosloske) at the helm of product development, HII will continue its record of health insurance innovation and partnership with the best health insurance companies."

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation. HII's data-centric, paperless business model is facilitated by its Consumer Division that provides real-time data used to identify opportunities and underserved needs in the health insurance market.  HII's Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing Term Health insurance products and HealthPocket.com, an independently managed free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.  Additional information about HII can be found at HiiQuote.com.

CONTACT: Mike Hershberger
         Chief Financial Officer
         (813)-280-1282
         mhershberger@hiiquote.com

         Investor Relations
         (813) 452-5221
         IR@hiiquote.com